EXHIBIT 21
SUBSIDIARIES OF CONN'S, INC.

Subsidiary	Jurisdiction
Conn Appliances, Inc.	Texas
Conn Credit Corporation, Inc.	Texas
CAIAIR, Inc.	Delaware
CAI Holding Co.	Delaware
CAI Credit Insurance Agency, Inc.	Louisiana
Conn Credit I, LP	Texas
Conn Lending, LLC	Delaware
Conn's Receivables Funding I GP, LLC	Texas
Conn's Receivables, LLC	Delaware
Conn's Receivables Funding I, LP	Texas
Conn Appliances Receivables Funding, LLC	Delaware
Conn's Receivables Funding 2015-A, LLC	Delaware
Conn's Receivables 2015-A Trust	Delaware
Conn's Receivables Funding 2016-A, LLC	Delaware
Conn's Receivables 2016-A Trust	Delaware